EXHIBIT 4.21

English Translation

ALPROSTADIL INJECTION

(PROSTAGLANDIN E1)

SUPPLEMENTAL AGREEMENT (No. 2) TO

THE EXCLUSIVE REGIONAL DISTRIBUTION AGREEMENT

Party A:	Jilin Yuhua Pharmaceutical Co., Ltd. (hereinafter referred to as “Party A”)
Address:	No. 2069 Fuzhi Road, Jingyuetan Tourist Economic Development Zone, Changchun City
Legal representative:	Zhao Donhui
Party B:	Liaoning Nuokang Medicines Co., Ltd. (hereinafter referred to as “Party B”)
Address:	No. 219, Qingnian Street, Shenhe District, Shenyang City
Legal representative:	Xue Baizhong

1. Whereas

1. Party A and Party B entered into the Exclusive Regional Distribution Agreement for Alprostadil Injection (Prostaglandin E1) (hereinafter referred to as the “Agreement”) on December 28, 2008, pursuant to which Party A authorized Party B as a sole agency for its product, namely alprostadil injection (prostaglandin E1) (hereinafter referred to as the “Agency Product”), in the territory of the People’s Republic of China (including the regions of Hong Kong, Macau, and Taiwan) other than Jilin and Heilongjiang provinces (hereinafter referred to as the “Agency Sales District”).

2. Within the term hereof, Party A shall not separately appoint any other agents or distributors in any manner or for any reasons to the Agency Sales District of Party B mentioned above, nor shall it sell the Agency Products set forth herein by itself in any manner or for any reasons, without the written consent of Party B.

3. Pursuant to Article 8(1) of the Agreement: “This Agreement shall become effective exactly six months after it is signed or on the date Party A provides Party B with the first batch of qualified Agency Products in accordance with this Agreement, whichever is earlier. If this Agreement cannot take effect due to any reason other than the fault of either party, Party A and Party B shall, within 30 days after the occurrence of the above situation, confirm through consultation whether to terminate or discharge this Agreement or sign a separate supplemental agreement.”

4. Party A and Party B entered into the Supplemental Agreement to the Agreement on June 28, 2009 (hereinafter referred to as the “Supplemental Agreement”), pursuant to which Article 8(1) was revised as follow: “This Agreement shall become effective exactly twelve months after it is signed or on the date Party A provides Party B with the first batch of qualified Agency Products in accordance with this Agreement, whichever is earlier. If this Agreement cannot take effect due to any reason unrelated to either party, Party A and Party B shall, within 30 days after the occurrence of the above situation, confirm through consultation whether to terminate or discharge this Agreement or sign a separate supplemental agreement.” Pursuant to the Supplemental Agreement, a sub-clause was added to Article 12 of the Agreement as Article 12(5): “In accordance with the relevant national laws and regulations, Party A and Party B may enter into a supplemental agreement subject to their agreement after consultation. The supplemental agreement, which forms an integral part of this Agreement, shall have the same legal effect as this Agreement. In the event of any inconsistency between the relevant provisions of this Agreement and the supplemental agreement, the supplemental agreement shall prevail.”

2. Supplemental and Revised Provisions

Based on the above situation and in accordance with the Contract Law of the People’s Republic of China and the Measures on the Administration of Drugs of the People’s Republic of China, Party A and Party B have agreed on the following supplemental and revised provisions in respect of the Agreement after friendly consultation:

1. Article 8(1) of the Agreement shall be revised as follows: “This Agreement shall become effective on April 30, 2010 or on the date Party A provides Party B with the first batch of qualified Agency Products in accordance with this Agreement, whichever is earlier. If this Agreement cannot take effect due to any reason unrelated to either party, Party A and Party B shall, within 30 days after the occurrence of the above situation, confirm through consultation whether to terminate or discharge this Agreement or sign a separate supplemental agreement.”

2. This supplemental agreement shall become effective once it is signed and affixed with common seal by Party A and Party B.

(No text below)

(Signature Page)

Party A: Jilin Yuhua Pharmaceutical Co., Ltd. [Chop affixed]

Signed by the legal representative or authorized representative: /s/ Zhao Donhui

Date: December 28, 2009

Party B: Liaoning Nuokang Medicines Co., Ltd. [Chop affixed]

Signed by the legal representative or authorized representative: /s/ Xue Baizhong

Date: December 28, 2009

[Chop of Liaoning Nuokang

Medicines Co., Ltd. Affixed]

Place: Shenyang, China